Exhibit 10.3

Letter of Agreement

Project Description: MCorp agrees to provide Infinitee with planning, consulting, project management and research services on an ongoing, hourly basis as needed and requested by Infinitee. As such, this is an hourly (time and materials) proposal for the completion of the engagement outlined in this document, and includes all related services as outlined on the previous pages, to be invoiced at the billable rates as described below. Hours required for project completion, Staff and Senior consultant time are estimated as being approximately equal. While Partner and Director time is expected to be minimal.  (Total hours to be approved weekly.)

Payment Schedule: Invoices will be sent at the end of each billing period. An accounting of all time, and applicable expenses, if any, will be invoiced monthly, as incurred. All invoices will be paid at the end of each month. The first invoice will be sent during the first week of June, covering the last week of May.

Billable Rates: All time will be invoiced a significantly reduced hourly rate to reflect MCorp’s desire to “systematize” in writing the SEO/SEM process, for both MCorp's and Infinitee’s benefit. Therefore, staff time for project management, research, content, and production will be billed at a rate of $65 per hour (Lisa Emanuel and Denis Marshall).  Anticipated to be 90% of work load required. Senior consultants’ time (Kris Clark and Denise della Santina) will be billed at an hourly rate of $95 per hour, while Partner and Director time (Michael Hinshaw and Jeff Hannan) is billed at $175 per hour.

Revisions: This proposal is for the services and scope of work outlined, and referred to, in this document. Revisions will be billed at applicable hourly rates. If revision to scope is required, MCorp will outline the additional scope in an Estimate Addendum, so that the Client may authorize services and expenditures before they are accrued.

Letter of Agreement

Timelines:  Time is of the essence in completing this work on strategy and on budget. MCorp acknowledges its responsibility to present work on schedule for Client approval. Accordingly, the Client has a responsibility to approve the work in a timely fashion in order for: (a) future deadlines to be met; (b) the work to be completed to satisfaction.

Approvals: Upon agreement to this scope of work, budget and terms, the Client will designate an Authorized Approval Source. The Client shall review and approve all materials in writing. The Client’s signature or written/e-mailed authorization will be considered final approval. Changes to project scope and changes requested for approved materials are subject to an Estimate Addendum. Estimate Addenda note the requested changes, estimate their cost, and require timely approval to continue work.

Responsibility as to Style and Content: The Client is responsible for the truth, accuracy, and legality of all content provided to MCorp, and/or approved by Client whether or not originally supplied by the Client. The Client shall indemnify, hold harmless, and defend MCorp against any and all claims, damages, liabilities, losses, demands, actions, suits and expenses (including attorney’s fees), arising from: (a) claims, representations, statements or depictions in materials prepared or submitted by the Client; (b) defects in the Client’s products or services; (c) allegations that copyright, trademark, patent or other rights of a third party have been infringed or violated.

Client Responsibility: Above and beyond the other responsibilities outlined in this agreement, the Client is responsible for providing reasonable access to internal resources and records as required to fulfill the terms of this engagement, as well as timely, thoughtful and accurate responses to all communications from MCorp.
MCorp Responsibility: Above and beyond the other responsibilities outlined in this agreement, MCorp is responsible for meeting the timelines and budgets of this proposal. In addition, MCorp is responsible for fulfilling the expectations of the Client as defined in the proposal and for all approved project elements.

Sales Tax: Sales tax is billed as applicable under California State law.

Termination: Either Client or agency may terminate this agreement, provided 15 days written notice is given to the terminated party. In this event, the agency will invoice and be paid for all time and materials expended.  All additional out-of-pocket costs accrued through date of termination will be billed to the Client, due and payable net 30.

Letter of Agreement

Ownership:  Upon final payment, MCorp grants the Client ownership of final creative elements as applicable, and grants to Client, affiliates, partners, consultants, representatives and agents, for the benefit of Client only, full internal use of final strategic plans, Standard Operating Procedures’ documents, research findings and recommendations.

All design iterations, copy and concepts not chosen for final art remain the property of MCorp. In addition, all draft plans, planning methodologies, processes, verbiage (e.g. plan copy), interface design or code (e.g. online survey instruments, source code), and other materials or processes used in the creation of the plan, remain the sole property of MCorp.  All MCorp property is protected under applicable federal copyright and trademark laws. MCorp also retains the right to use the Client’s name and reference non-confidential work product for the purposes of self promotion.

Confidentiality: Both Parties to this agreement acknowledge that confidential information, including but not limited to, business plans, trade secrets, customer information, methodology and processes, will be shared between parties. Both parties hereby agree to hold all information received from the other party in strict confidence, and will strictly control all access to and distribution of any confidential or potentially confidential information. All MCorp employees, consultants, contractors and vendors will abide by, and are bound by MCorp’s approved Information Security Program.

Accepted by MCorp Consulting	Accepted for Infinitee

MICHAEL HINSHAW	JOCELYN SMITH	6-2-11
Michael Hinshaw, Managing Director	Signature	Date
May 26, 2011

Jocelyn Smith, Managing Partner
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